EXHIBIT 99

RESTAURANT BRANDS INTERNATIONAL ANNOUNCES INTENTION TO REPURCHASE
10.0 MILLION CLASS B EXCHANGEABLE LIMITED PARTNERSHIP UNITS

OAKVILLE, ON - October 24, 2018 - Restaurant Brands International Inc. (“RBI” or the “Company”) (TSX/NYSE: QSR) and Restaurant Brands International Limited Partnership (“RBI LP”) announced today the receipt of an exchange notice from 3G Restaurant Brands Holdings LP (“RBH”), an affiliate of 3G Capital Partners (“3G Capital”), to exchange 11,106,925 Class B exchangeable limited partnership units (the “Exchangeable Units”) of RBI LP. RBI LP intends to satisfy this notice with the repurchase of 10,000,000 Exchangeable Units for cash and the delivery of 1,106,925 common shares of the Company. The repurchase of Exchangeable Units for cash is anticipated to be financed with available cash on hand. The exchange date will occur on November 6, 2018, and the repurchase of Exchangeable Units for cash will be based on the 20-day volume weighted average price of the Company’s common shares traded on the NYSE in US dollars, in accordance with the terms of the limited partnership agreement of RBI LP. Also per the terms of the limited partnership agreement, RBH has until October 30, 2018 to revoke its exchange notice, in part or in full, after which time the exchange notice will become irrevocable. No partners of 3G Capital are reducing their ownership directly or indirectly in the transaction.

About Restaurant Brands International Inc.
Restaurant Brands International Inc. (“RBI”) is one of the world's largest quick service restaurant companies with more than $30 billion in system-wide sales and over 25,000 restaurants in more than 100 countries and U.S. territories. RBI owns three of the world’s most prominent and iconic quick service restaurant brands - Tim Hortons, Burger King, and Popeyes. These independently operated brands have been serving their respective guests, franchisees and communities for over 40 years. To learn more about RBI, please visit the company's website at www.rbi.com.

Forward-Looking Statements
This press release includes forward-looking statements, which are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects,” “intends” or similar expressions and reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements include statements about RBI’s expectations and beliefs regarding its ability to complete the exchange of a portion of the Exchangeable Units for common shares and the cash repurchase of 10,000,000 Exchangeable Units, and the anticipated source of funds to fund the repurchase. The factors that could cause actual results to differ materially from RBI’s expectations are detailed in filings of RBI with the U.S. Securities and Exchange Commission and on SEDAR in Canada, such as its annual and quarterly reports and current reports on Form 8-K, and include the following: risks related to RBI’s substantial indebtedness, which could adversely affect its financial condition and prevent it from fulfilling its obligations. RBI undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.